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EXHIBIT 99.1

For Immediate Release

FiNet Restructures Business Operations

Chief Executive Officer Resigns

SAN RAMON, Calif., May 25, 2001—FiNet.com, Inc. (Nasdaq: FNCM—news), (the"Company") today announced a restructuring of its business operations to reduce its dependence on the wholesale mortgage banking business, dramatically reduce operating expenses and evaluate higher margin business opportunities.

The Company intends to take action to significantly reduce its costs by, among other things, reducing FiNet's G&A expenses, reducing expenses in its mortgage banking business, and taking other cost-cutting measures. In conjunction with the Company's restructuring, Rick Cossano has submitted his resignation as Chief Executive Officer. Mr. Cossano commented, "FiNet's strategic repositioning has encouraged me to explore other business opportunities within the mortgage industry. I have enjoyed my experience as CEO of FiNet and believe that my personal interests and the future of the Company will be enhanced by this decision." As a result of Mr. Cossano's resignation as CEO and director, Dan Rawitch, Vice Chairman and former CEO, will assume the role of Interim CEO during the Company's restructuring.

About FiNet.com, Inc.

FiNet.com, Inc., through its wholly owned subsidiary Monument Mortgage, Inc. ("Monument Mortgage"), is a leading e-commerce provider of financing services that facilitate home ownership, including a variety of technology and loan products and automated services for mortgage broker businesses and for consumers. The Company offers online solutions through Monument Mortgage to mortgage broker businesses at www.monument.com  and residential financial services directly to consumers at www.finet.com.

Safe Harbor

Certain statements in this press release, including statements regarding the successful refocus of the Company's business strategy and reduction of overhead are"forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, including the Company's success in reducing costs or expenses, the Company's ability to sustain its relationships with third parties, and the Company's ability to access credit facilities and sources of funding, the Company's actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are also encouraged to read the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which are on file with the Securities and Exchange Commission.

Contact Information:
Paula Norris
(925) 242-6511

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EXHIBIT 99.1
FiNet Restructures Business Operations